UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2005

RAIT Investment Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania		19103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 861-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

(a) Revolving Credit Agreement

On October 24, 2005, RAIT Investment Trust ("RAIT") and RAIT’s wholly-owned subsidiaries RAIT Partnership, L.P. and RAIT Asset Holdings, LLC, as borrowers, entered into a Revolving Credit Agreement with KeyBank National Association, as administrative agent, Bank of America, N.A., as syndication agent, KeyBanc Capital Markets, as sole lead arranger and sole book manager, and financial institutions named in the Revolving Credit Agreement. The Revolving Credit Agreement provides for a senior unsecured revolving credit facility in an amount up to $270.0 million. Subject to the satisfaction of specified conditions, RAIT may increase the amount of the credit facility up to an additional $80.0 million to a maximum aggregate amount up to $350.0 million. Borrowing availability under the credit facility is based on specified percentages of the value of eligible assets which will be segregated by transferring them to RAIT Asset Holdings. The credit facility will terminate on October 24, 2008, unless RAIT extends the term an additional year upon the satisfaction of specified conditions.

Amounts borrowed under the credit facility bear interest at a rate equal to, at RAIT’s option:

• LIBOR plus an applicable margin of between 1.35% and 1.85% or

• an alternative base rate (defined as the greater of: (i) KeyBank’s prime rate, or (ii) the Federal Funds rate plus 50 basis points), plus an applicable margin of between 0% and 0.35%.

The applicable margin is based on the ratio of RAIT’s total liabilities to total assets which is calculated on a quarterly basis. RAIT is obligated to pay interest only on the amounts borrowed under the credit facility until the maturity date of the credit facility, at which time all principal and any interest remaining unpaid is due.

RAIT’s ability to borrow under the credit facility is subject to its ongoing compliance with a number of financial and other covenants, including a covenant that RAIT not pay dividends in excess of 100% of RAIT’s adjusted earnings, to be calculated on a trailing twelve-month basis, provided however, dividends may be paid to the extent necessary to maintain RAIT’s status as a real estate investment trust. The credit facility also contains customary events of default, including a cross default provision. If an event of default occurs, all of RAIT’s obligations under the credit facility may be declared immediately due and payable. For events of default relating to insolvency and receivership, all outstanding obligations automatically become due and payable.

Upon entering into the Revolving Credit Agreement, RAIT borrowed $180.0 million bearing interest at 5.87125% under the credit facility and used the net proceeds primarily to repay the outstanding balances under its existing secured lines of credit and selected senior participations, all of which bore higher rates of interest than the amount borrowed under the credit facility.

Certain of the financial institutions party to the Revolving Credit Agreement have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for RAIT and its affiliates for which they have received customary payments, fees and expenses.

(b) 2005 Trustee Compensation

RAIT is also filing this report to describe ordinary course trustee compensation actions taken by the Compensation Committee (the "Compensation Committee") of the Board of Trustees of RAIT. On October 25, 2005, the Compensation Committee approved an adjustment to the form of equity compensation remaining to be paid to non-employee trustees of RAIT for 2005 from phantom shares issuable under RAIT's Phantom Share Plan to phantom units issuable under RAIT’s 2005 Equity Compensation Plan. Immediately prior to this meeting, $12,500 worth of equity compensation for 2005 remained payable to each of these non-employee trustees.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above of this report is hereby incorporated in this Item 2.03 by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Investment Trust

October 27, 2005	By:	/s/ Ellen J. DiStefano

Name: Ellen J. DiStefano
Title: Executive Vice President & Chief Financial Officer